Appleton Reports First Quarter 2008 Results

(Appleton, Wis., May 12, 2008) Appleton’s net sales from continuing operations for first quarter ended March 30, 2008, increased 1.6 percent to $236.2 million compared to net sales from continuing operations of $232.4 million for the same quarter of 2007. Appleton reported net income from continuing operations of $21.4 million for first quarter 2008 compared to net income from continuing operations of $1.5 million for the same quarter of 2007. During first quarter 2008, Appleton recorded a $22.2 million net litigation settlement gain as the result of prevailing in a lawsuit to recover previously incurred costs from an insurance carrier.

As previously announced, late in 2007 Appleton committed to a formal plan to sell BemroseBooth, its secure and specialized print services business based in Derby, England. The operating results of this business for the quarters ended March 30, 2008, and April 1, 2007, have been reclassified and are now reported as discontinued operations. During first quarter 2008, results from discontinued operations were breakeven. This compares to a loss from discontinued operations of $1.6 million recorded for first quarter 2007, of which, $1.4 million was for restructuring activities.

First Quarter Business Unit Results (dollars in thousands):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	March 30, 2008	April 1, 2007	March 30, 2008	April 1, 2007

Technical Papers	$209,230	$208,627	$12,429	$18,677
Performance Packaging	27,000	23,723	1,463	280
Other (Unallocated)	--	--	(3,588)	(6,010)
	$236,230	$232,350	$10,304	$12,947

Technical Papers
Technical Papers first quarter 2008 net sales of $209.2 million were $0.6 million, or 0.3 percent, higher than first quarter 2007 as higher net sales of thermal and security papers offset lower net sales of coated solutions. Coated solutions net sales decreased $2.2 million, or 1.6 percent, compared to first quarter 2007, primarily due to lower shipment volumes and unfavorable mix which offset gains from improved pricing. Net sales of thermal papers increased $1.9 million, or 3.2 percent, compared to the prior year quarter, due to increased shipment volumes. Net sales of security papers increased $0.9 million, or 11.3 percent, compared to first quarter 2007, due to increased shipment volumes and improved pricing.

Technical Papers first quarter operating income decreased $6.2 million, or 33.5 percent, to $12.4 million primarily due to lower gross margins. Raw material and energy increased 8.8 percent in first quarter 2008 compared to first quarter 2007. Operating income also was impacted by lower shipment volumes and unfavorable mix which offset improved pricing and manufacturing gains.

Appleton Reports First Quarter 2008 Results	page 2
May 12, 2008

Performance Packaging
Performance Packaging first quarter 2008 net sales were $3.3 million, or 13.8 percent, higher than first quarter 2007 primarily due to improved pricing and favorable mix. First quarter 2008 operating income of $1.5 million was $1.2 million higher than first quarter 2007 due to improved pricing, favorable mix and manufacturing gains.

Other (Unallocated)
Other (unallocated) includes costs associated with new business development activities and unallocated corporate expenses. Other (unallocated) costs decreased $2.4 million in first quarter 2008 compared to first quarter 2007. The 2007 quarter included $1.8 million of consulting fee expense associated with a one-time income tax refund.

Balance Sheet
Capital spending during first quarter 2008 totaled $26.0 million. The West Carrollton mill expansion project accounted for $22.2 million of this spending. Through first quarter 2008, Appleton has spent $53.8 million on the $125 million expansion project. The project remains on schedule with start up anticipated in the second half of 2008. Capital spending during first quarter 2007 was $7.3 million.

At the end of first quarter 2008, the Company had cash totaling $22.0 million. This compared to cash of $44.8 million at year-end 2007. The decrease in cash was largely the result of increased capital spending associated with the West Carrollton mill expansion project. During first quarter 2008, the Company borrowed $29.3 million and repaid $19.3 million on the revolving line of credit within its senior credit facility.

During February 2008, Appleton entered into two five-year interest rate swap contracts. One contract fixes the interest rate on $75.0 million of its variable rate notes at 5.45 percent and the other contract fixes the interest rate at 5.4 percent on another $75.0 million of its variable rate notes.

Update
In September 2007, Appleton filed petitions with the U.S. Department of Commerce and the U.S. International Trade Commission (ITC) alleging that lightweight thermal paper products imported from China, Germany and Korea are being wrongfully dumped in the United States. Appleton also alleges that the Chinese government is wrongfully subsidizing the Chinese lightweight thermal paper industry. Appleton is asking the Department of Commerce and the ITC to impose offsetting duties on lightweight thermal paper products imported from those countries. The ITC ruled on November 16, 2007, that there is a reasonable indication that the U.S. industry producing lightweight thermal paper products is being materially injured or threatened with material injury due to unfairly traded imports from China and Germany. The ITC further ruled that imports from Korea are negligible because they represent less than three percent of imports into the United States. The Department of Commerce issued its preliminary determination regarding the Chinese subsidy on March 10, 2008, finding margins that range from 0.57% to 59.5%. On May 7, 2008, the Department of Commerce imposed preliminary antidumping duties in the amount of 133% against China and 6.5% against Germany. A final determination regarding injury and duties is expected in September or October 2008.

Appleton Reports First Quarter 2008 Results	page 3
May 12, 2008

Earnings release conference call
Appleton will host a conference call to discuss its first quarter 2008 results on Tuesday, May 13, 2008, at 4:00 p.m. ET. The call will be broadcast through its Web site, http://www.appletonideas.com/investors. A replay will be available through June 12.

About Appleton
Appleton creates product solutions through its development and use of coating formulations and applications, encapsulation technology and secure and specialized print services. The Company produces carbonless, thermal, security and performance packaging products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,000 people and is 100 percent employee owned. For more information visit http://www.appletonideas.com.

Media Contact:	Bill Van Den Brandt
Manager, Corporate Communications
920-991-8613
bvandenbrandt@appletonideas.com

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements. All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton’s control, that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under the heading “Risk Factors” in Appleton’s 2007 Annual Report on Form 10-K. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton Papers Inc. is a wholly-owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton’s senior credit facility and senior and senior subordinated notes.

Appleton Reports First Quarter 2008 Results	page 4
May 12, 2008

Table 1

Appleton Papers Inc.
Consolidated Statements of Operations
(unaudited)
(dollars in thousands)

	For the Three Months Ended	For the Three Months Ended
	March 30, 2008	April 1, 2007

Net sales	$236,230	$232,350
Cost of sales	181,690	173,547

Gross profit	54,540	58,803

Selling, general and administrative expenses	44,236	44,896
Restructuring and other charges	--	960

Operating income	10,304	12,947

Other expense (income)
Interest expense	11,074	12,262
Interest income	(181)	(1,123)
Litigation settlement, net	(22,233)	--
Foreign exchange loss (gain)	232	(25)

Income from continuing operations before income taxes	21,412	1,833

Provision for income taxes	37	347

Income from continuing operations	21,375	1,486

Discontinued operations
Income (loss) from discontinued operations, net of income taxes	25	(1,562)

Net income (loss)	$21,400	$(76)

Other Financial Data:

Depreciation and amortization of intangible assets, including Bemrose	$13,764	$18,060

Appleton Reports First Quarter 2008 Results	page 5
May 12, 2008

Table 2

Appleton Papers Inc.
Consolidated Balance Sheets
(unaudited) (dollars in thousands)

	March 30,	December 29,
	2008	2007

Cash and cash equivalents	$22,041	$44,838
Other current assets	292,642	253,050
Assets of discontinued operations	26,091	36,731
Total current assets	340,774	334,619

Property, plant and equipment, net	405,486	393,742

Other long-term assets	313,660	317,401
Assets of discontinued operations	59,311	57,646

Total assets	$1,119,231	$1,103,408

Other current liabilities	$167,038	$171,795
Liabilities of discontinued operations	19,131	21,685
Total current liabilities	186,169	193,480

Long-term debt	548,543	539,105

Other long-term liabilities	238,876	244,440
Liabilities of discontinued operations	21,290	20,750
Total long-term liabilities	260,166	265,190

Total equity	124,353	105,633

Total liabilities & equity	$1,119,231	$1,103,408